Exhibit 99.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of November 26, 2013 (this “Agreement”), is being entered into among Forest Holdings LLC (“Forest Holdings”), Forest Holdings (ERISA) LLC (“Forest Holdings (ERISA)”), Crestview Advisors, L.L.C. (“Crestview Advisors”) and FBR & Co. (the “Company”).  Forest Holdings, Forest Holdings (ERISA), Crestview Advisors and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Forest Holdings and Forest Holdings (ERISA) have acquired shares of common stock of the Company (the “Shares”) pursuant to the Investment Agreement, dated as of July 19, 2006, among Forest Holdings, Forest Holdings (ERISA) and the Company and pursuant to certain other purchases;

WHEREAS, Crestview Advisors and the Company have entered into that certain Stock Option Agreement, dated as of June 5, 2013, which permits Crestview Advisors to purchase 61,224 Shares from the Company at any time prior to June 5, 2016 (the “2016 Stock Option Agreement”) and that certain Stock Option Agreement, dated as of June 5, 2013, which permits Crestview Advisors to purchase 42,016 Shares from the Company at any time prior to June 1, 2015 (the “2015 Stock Option Agreement”) (15,908 of which were previously purchased from the Company pursuant to the 2015 Stock Option Agreement); and

WHEREAS, Forest Holdings, Forest Holdings (ERISA) and Crestview Advisors desire to transfer certain Shares to the Company (including certain Shares that will be acquired pursuant to the 2016 Stock Option Agreement and the 2015 Stock Option Agreement), and the Company desires to accept such Shares, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Purchase and Sale of Forest Holdings Shares.  At the Closing, Forest Holdings shall sell, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Forest Holdings 615,895 Shares, at a price of $25.75 per Share (the “Sale Price”), representing an aggregate purchase price for such Shares of $15,859,296.25.

2.           Purchase and Sale of Forest Holdings (ERISA) Shares.  At the Closing, Forest Holdings (ERISA) shall sell, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Forest Holdings (ERISA) 33,554 Shares, at the Sale Price, representing an aggregate purchase price for such Shares of $864,015.50.

3.           Stock Option Agreements. (a) Crestview Advisors hereby notifies the Company that it has elected to purchase (i) 61,224 Shares, at the exercise price of $10.96 per Share, pursuant to the option contained in the 2016 Stock Option Agreement  and (ii) 26,108 Shares, at the exercise price of $14.52 per Share, pursuant to the option contained in the 2015 Stock Option Agreement.

(b) At the Closing, (i) the Company shall issue 61,224 Shares to Crestview Advisors in accordance with the terms of the 2016 Stock Option Agreement, (ii) Crestview Advisors shall deliver to the Company payment of $671,015.04, representing the aggregate exercise price for the Shares being purchased pursuant to the 2016 Stock Option Agreement (the “2016 Aggregate Exercise Price”) and (iii) Crestview Advisors shall sell, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Crestview Advisors 61,224 Shares, at the Sale Price, representing an aggregate purchase price for such Shares of $1,576,518.00 (the “2016 Aggregate Purchase Price”).  As the delivery to the Company of the 2016 Aggregate Exercise Price and the delivery to Crestview Advisors of the 2016 Aggregate Purchase Price and the related issuance of Shares shall each occur simultaneously, the 2016 Aggregate Exercise Price and 2016 Aggregate Purchase Price may be netted and delivery to Crestview Advisors of such net amount is deemed to be pursuant to and in satisfaction of Section 2(c) of the 2016 Stock Option Agreement.

(c) (i) The Company shall issue 26,108 Shares to Crestview Advisors in accordance with the terms of the 2015 Stock Option Agreement, (ii) Crestview Advisors shall deliver to the Company payment of $379,088.16, representing the aggregate exercise price for the Shares being purchased pursuant to the 2015 Stock Option Agreement (the “2015 Aggregate Exercise Price”) and (iii) Crestview Advisors shall sell, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Crestview Advisors 26,108 Shares, at the Sale Price, representing an aggregate purchase price for such Shares of $672,281.00 (the “2015 Aggregate Purchase Price”).  As the delivery to the Company of the 2015 Aggregate Exercise Price and the delivery to Crestview Advisors of the 2015 Aggregate Purchase Price and the related issuance of Shares shall each occur simultaneously, the 2015 Aggregate Exercise Price and 2015 Aggregate Purchase Price may be netted and delivery to Crestview Advisors of such net amount is deemed to be pursuant to and in satisfaction of Section 2(c) of the 2015 Stock Option Agreement.

(c) The Parties acknowledge and agree that following the issuance of Shares to Crestview Advisors in accordance with Section 3(b)(i) and Section 3(c)(i) above, Crestview Advisors will no longer have a continuing option to purchase Shares under the 2016 Stock Option Agreement or the 2015 Stock Option Agreement.

4.           Closing.  The closing and settlement of the transactions described in Sections 1 through 3 above (the “Closing”) shall occur on or about December 2, 2013 or such other date that is mutually agreed among the Parties.  Immediately following Closing, the Parties shall execute a cross receipt acknowledging the consummation of the foregoing transactions.

5.           Board Approval.  The Company represents and warrants that the foregoing transactions have been duly approved by the Board of Directors of the Company (excluding the Crestview representatives, Mr. Murphy and Mr. Klein, who did not participate in such Board action).

6.           Further Assurances.  The Parties agree to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto.

8.           Costs and Expenses.  Each Party to this Agreement shall be responsible for such Party’s own expenses in connection with this Agreement.

9.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

10.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

11.           Counterparts, Entire Agreement, No Oral Modification.  This Agreement may be executed by any Party hereto by facsimile or electronic transmission in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument, represent the complete understanding of the Parties hereto with respect to the subject matter hereof and may be amended or modified only in writing signed by the Parties hereto.

           12.           Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaching party shall be entitled to, and the breaching party shall not oppose the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

FOREST HOLDINGS LLC

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

FOREST HOLDINGS (ERISA) LLC

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

FBR & CO.

By:	/s/ Bradley J. Wright
Name:	Bradley J. Wright
Title:	EVP & Chief Financial Officer

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[Signature Page to Purchase and Sale Agreement]